Exhibit 5.1

October 11, 2022

    Siyata Mobile Inc.

    1001 Lenoir Street

    Montreal, QB H4C 2Z6

Dear Sirs/Mesdames:

Re:	Siyata Mobile Inc. – Form 6-K

We have acted as Canadian legal counsel to Siyata Mobile Inc., a British Columbia corporation (the “Company”), in connection with the Company’s Registration Statement on Form F-3 (File No. 333- 265998) originally filed on July 1, 2022 (as amended and supplemented from time to time, the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”) including a related prospectus filed with the Registration Statement (the “Prospectus”) and a prospectus supplement to the Prospectus filed on October 12, 2022 (the “Prospectus Supplement”), covering the proposed offering (the “Offering”) for sale to certain purchasers (each, a “Purchaser”) (A) common shares without par value per share in the capital of the Company (each, a “Common Share”, and the Common Shares sold pursuant to the Offering, the “Shares”) or (B) pre-funded warrants, each pre-funded warrant to purchase one Common Share (each, a “Pre-Funded Warrant”).

Pursuant to a securities purchase agreement entered into among the Company and the Purchasers on October 10, 2022, the Company also agreed to issue to the Purchasers warrants to purchase, in a private placement under Rule 506 of Regulation D under the United States Securities Act of 1933, as amended, one Common Share (each, a “Purchase Warrant”) for each Common Share or Pre-Funded Warrant purchased.

Each Purchase Warrant entitles the holder to purchase one Common Share (each a “Warrant Share”) at an exercise price of $0.23 per Warrant Share. Each Pre-Funded Warrant entitles the holder to purchase one Common Share (each, a “Pre-Funded Warrant Share”) at an exercise price per Pre-Funded Warrant Share of USD$0.01.

In connection with this opinion, we have reviewed and relied upon the Registration Statement, the Prospectus, the Prospectus Supplement, the Company’s Notice of Articles, the Company’s Articles, records of the Company’s corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; and (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to law of the Province of British Columbia, including all applicable provisions of the British Columbia Business Corporations Act. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1.	The Shares have been duly authorized and, when the Shares are issued and sold in the manner and under the terms described in the Registration Statement, the Prospectus, and the Prospectus Supplement, will be validly issued, fully paid, and non-assessable.

2.	The Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Purchase Warrants as contemplated by the Purchase Warrants, will be validly issued, fully paid, and non-assessable.

3.	The Pre-Funded Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Pre-Funded Warrants as contemplated by the Pre-Funded Warrants, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Report of Foreign Private Issuer Pursuant To Rule 13a-16 Or 15d-16 Under The Securities Exchange Act of 1934 on Form 6-K (the “Form 6-K”) and to the use of our firm’s name in the section of the Form 6-K included therein entitled “Entry into a Material Definitive Agreement”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 601 of Regulation S-K in connection with the filing of the Form 6-K, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Form 6-K.

Yours very truly,

/signed/ Cassels Brock & Blackwell LLP

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